A.P. PHARMA, INC.

        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                TO BE HELD MAY 22, 2002
             -------------------------------

To the Stockholders of A.P. Pharma, Inc.:

The Annual Meeting of Stockholders of A.P. Pharma, Inc. (the "Company") will be held at the corporate offices at 123 Saginaw Drive, Redwood City, California, on May 22, 2002, at 9:00 a.m. local time, for the following purposes:

1. To elect seven directors to hold office until the next Annual Meeting of stockholders and until their successors are elected.

2.  To approve adoption of the Company's 2002 Equity Incentive Plan.

3. To transact such other business as properly may come before the meeting, or any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on March 25, 2002, are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting. A list of such stockholders will be open to examination by any stockholders at the Annual Meeting and for a period of ten days prior to the Annual Meeting during ordinary business hours at the offices of the Company located at 123 Saginaw Drive, Redwood City, California 94063.

                            BY ORDER OF THE BOARD OF DIRECTORS,

                            Julian N. Stern, Secretary

Redwood City, California
April 17, 2002


                       - IMPORTANT -
     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED POSTPAID ENVELOPE OR FOLLOW THE TELEPHONE OR INTERNET VOTING INSTRUCTIONS ON THE PROXY CARD AS SOON AS POSSIBLE. THANK YOU FOR ACTING PROMPTLY.


                      A.P. PHARMA, INC.
                      123 Saginaw Drive
                 Redwood City, California 94063
                       (650) 366-2626

                       PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of A.P. Pharma, Inc. ("APP" or the "Company"), a Delaware corporation. The proxy is solicited for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 9:00 a.m. local time on May 22, 2002, at the corporate offices at 123 Saginaw Drive, Redwood City, California. The approximate date on which this proxy statement and the accompanying notice and proxy are first being mailed to stockholders is April 17, 2002.

VOTING

Only stockholders of record at the close of business on March 25, 2002, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on that date, the Company had outstanding 20,365,687 shares of its Common Stock, $.01 par value (the "Common Stock"). Holders of a majority of the outstanding shares of Common Stock of the Company, either present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Holders of Common Stock are entitled to one vote for each share of Common Stock held. In the election of directors, the seven nominees receiving the highest number of affirmative votes of the shares present and voting at the Annual Meeting at which a quorum is present will be elected directors.

Abstentions are included in the determination of whether a quorum is present at the meeting and are counted in tabulations of the votes cast on proposals presented to stockholders and have the same effect as negative votes. Proxies marked to withhold authority for all directors will not be counted in the election of directors. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (a broker non-vote), while those shares will be included in the determination of whether a quorum is present, broker non-votes will have no effect on the election of directors or proposal number two to approve adoption of the 2002 Equity Incentive Plan.

REVOCABILITY OF PROXIES

Proxies which are properly executed and received by the Company before the Annual Meeting will be voted at the Annual Meeting. Any stockholder giving a proxy has the power to revoke the proxy at any time prior to its exercise. A proxy can be revoked by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of the Company, by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

SOLICITATION OF PROXIES

Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone, telegraph, telefax or electronic communications. No additional compensation will be paid for any such services. Costs of solicitation will be borne by the Company. APP will, upon request, reimburse the reasonable fees and expenses of banks, brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose accounts they hold shares of Common Stock.

                 PROPOSAL ONE--ELECTION OF DIRECTORS

          COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                    OWNERS AND MANAGEMENT

The following table sets forth beneficial Common Stock ownership as of March 25, 2002, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, including nominees, and each executive officer named in the Summary Compensation Table included in the Proxy Statement, and (iii) all executive officers and directors as a group. Each person has sole investment and voting power with respect to the shares indicated, subject to community property laws where applicable and except as otherwise set forth in the footnotes to the table.

                                                NUMBER     PERCENT
                                                  OF          OF
           NAME                                SHARES(1)    CLASS(1)
-------------------------------------------    ---------    --------
John Barr, Ph.D.(2)                                79,817    *
Stephen Drury(3)                                   72,622    *
Paul Goddard, Ph.D.(4)                            106,389    *
Jayne Lange(5)                                     12,500    *
Michael O'Connell(6)                              455,183    2.2
Peter Riepenhausen(7)                             145,620    *
Toby Rosenblatt(8)                                261,433    1.3
Gordon Sangster(9)                                169,991    *
Gregory Turnbull(10)                              142,837    *
Dennis Winger(11)                                 119,995    *
Citigroup, Inc.(12)                             4,264,310   20.9
388 Greenwich Street
New York, NY 10013
Wellington Management(13)                       1,620,500    8.0
75 State Street
Boston, MA 02109
Officers and Directors as a group(10 persons)   1,566,387    7.7
 (2)(3)(4)(5)(6)(7)(8)(9)(10)(11)

--------------
 *   Less than one percent.
(1) Assumes the exercise of all outstanding options to purchase Common Stock held by such person or group to the extent exercisable on or before May 25, 2002, and that no other person has exercised any outstanding stock options.
(2)  Includes 74,793 shares underlying exercisable stock options.
(3)  Includes 38,750 shares underlying exercisable stock options.
(4) Includes 41,389 shares underlying exercisable stock options options and 35,000 shares of restricted stock granted in October, 2001.
(5)  Represents 12,500 shares underlying exercisable stock options.
(6)  Includes 421,877 shares underlying exercisable stock options.
(7) Includes 35,300 shares held in family trust and 90,000 shares underlying exercisable stock options.
(8)  Includes 90,000 shares underlying exercisable stock options.
(9)  Includes 165,488 shares underlying exercisable stock options.
(10) Includes 90,000 shares underlying exercisable stock options.
(11) Includes 105,000 shares underlying exercisable stock options.
(12) Based solely on information contained in a Schedule 13G dated January 14, 2002, and includes 1,672,300 shares held by Smith Barney Fund Management LLC and 2,578,610 shares held by Salomon Smith Barney, Inc.
(13) Based solely on information contained in a Schedule 13G dated February 14, 2002.

                     ELECTION OF DIRECTORS

Seven directors are to be elected to the Board at the Annual Meeting, each to serve for a one year term until the Annual Meeting to be held in 2003, and until his or her successor has been elected and qualified. All the nominees presently are directors of APP. It is intended that proxies received will be voted "FOR" the election of the nominees, unless marked to the contrary.

The Board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected. If any nominee should become unavailable prior to the election, the accompanying proxy will be voted for the election of any nominee who is designated by the present Board of Directors to fill the vacancy.

INFORMATION CONCERNING THE BOARD OF DIRECTORS:

The nominees for Directors of APP and their ages and position with the Company are as follows:

                                                               DIRECTOR
NAME                         AGE  POSITION WITH COMPANY         SINCE
-----------------------      ---  ---------------------        --------
Paul Goddard, Ph.D.           52  Chairman                       2000
Stephen A. Drury (1)          64  Director                       1999
Michael O'Connell             52  President and Chief Executive
                                  Officer                        2000
Peter Riepenhausen (2)        65  Director                       1991
Toby Rosenblatt (1)(2)        63  Director                       1983
Gregory Turnbull (1)(2)       63  Director                       1986
Dennis Winger (1)             54  Director                       1993

----------------
(1) Member of the Finance and Audit Committees of the Board.
(2) Member of the Compensation and Stock Option Committee of the
    Board.

   Paul Goddard -- chairman of APP board of directors since November 2000. From 1998 to 2000, Dr. Goddard was president and chief executive officer of Elan's pharmaceutical division. From 1991 to 1998 Dr. Goddard served as chairman and chief executive officer of Neurex. In 1998, Neurex was acquired by Elan. Prior to Neurex, Dr. Goddard held various senior management positions at SmithKline Beecham.

   Stephen A. Drury -- director of APP since May 1999. Mr. Drury is currently a healthcare financial advisor and a private investor. Prior to his retirement in 1997, he was executive vice president and a director of Owen Healthcare since 1992 and senior vice president and chief financial officer of Integrated Health Services, Inc. from 1989 until 1992. Prior to that, Mr. Drury served as senior vice president of Thomson McKinnon Securities and managing director of its Healthcare Capital Markets Group from 1985 to 1989.

   Michael O'Connell -- director since May 2001 and chief executive officer and president of APP since August 2000; he originally joined APP in July 1992 as vice president and chief financial officer. From 1980 to 1992, Mr. O'Connell served with The Cooper Companies, Inc. (formerly CooperVision, Inc.) in a number of financial positions including vice president and corporate controller.

   Peter Riepenhausen -- director of APP since April 1991. Mr. Riepenhausen is currently chairman, Europe, of Align Technologies, Inc. and a business consultant. He was president and chief executive officer of ReSound Corporation from 1994 to 1998. He serves as a director of Audimed, Germany and GAP AG, Germany. He also served as a director of Caradon (Europe) plc from April 1994 until September 1998.

   Toby Rosenblatt -- director of APP since September 1983. Mr. Rosenblatt is president of Founders Investments, Ltd which is involved in private investment activities. Mr. Rosenblatt also serves as a director of State Street Research Mutual Funds and Met Life Metropolitan Series Mutual Funds and is a trustee of numerous civic and educational institutions.

   Gregory Turnbull -- director of APP since February 1986. Mr. Turnbull is currently a business consultant and a director of Planar Systems, Inc. Previously, he was a general partner of Cable & Howse Ventures, a venture capital organization, of which he is currently a special limited partner.

   Dennis Winger -- director of APP since February 1993. Mr. Winger is senior vice president and chief financial officer of Applera Corporation. From 1989 to 1997, Mr. Winger was senior vice president, finance and administration and chief financial officer of Chiron Corporation. He was also a member of Chiron's Strategy Committee.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors met four times during 2001. All directors participated in at least 75% of the total number of meetings of the Board and of the committees of the Board on which each served, except for Mr. Winger.

The Board has a Finance Committee, an Audit Committee and a Compensation and Stock Option Committee. The Finance and Audit Committees each met six times during the last fiscal year, including quarterly meetings of the Audit Committee for review of the Company's financial results, and consisted of Messrs. Drury, Rosenblatt, Turnbull and Winger. The Audit Committee recommends engagement of the Company's independent auditors and reviews the scope and results of the annual independent audit of the Company's books and records. The Committee is also responsible for reviewing the Company's accounting principles and its system of internal accounting controls. See the Audit Committee Report included in this Proxy Statement. The Finance Committee is responsible for reviewing the Company's plans for providing appropriate financial resources to sustain the Company's operations including review of the Company's strategic plan and annual operating budget. The Compensation and Stock Option Committee, which met five times during the year, consisted of Messrs. Riepenhausen, Rosenblatt and Turnbull. The function of the Compensation and Stock Option Committee is to propose and review the compensation policies of the Company and to administer the Company's stock option and stock purchase plans. Mr. Turnbull joined the Compensation and Stock Option Committee in May 2001.

COMPENSATION OF DIRECTORS

Each nonemployee director of the Company annually has been granted an option to acquire 10,000 shares of Common Stock, under the Company's 1992 Stock Option Plan. In addition, each nonemployee director elected after the Company's initial public offering in 1987 received a one-time grant to acquire 25,000 shares when first elected as a director. Nonemployee directors of the Company also receive $12,000 per year, $1,000 for each meeting of the Board of Directors attended and $500 for each committee meeting attended on a date other than the date of a regularly scheduled Board meeting. Subsequent to July 1, 2000, all compensation was payable in unregistered Common Stock of the Company valued at the closing price of the Company's Common Stock on the last trading date of each quarter. Certain directors of the Company have received consulting fees in prior years.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, as well as any holders of more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission certain reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on review of such reports and certain representations furnished to it, the Company believes that during the fiscal year ended December 31, 2001, except for Mr. Peter Riepenhausen who was delayed in filing a Form 4, all Section 16(a) filing requirements applicable to its officers and directors were satisfied.

                    EXECUTIVE COMPENSATION

The following Summary Compensation Table shows the total compensation for fiscal years 2001, 2000 and 1999 of the chief executive officer and the other most highly compensated executive officers whose salary exceeded $100,000 in 2001.

SUMMARY COMPENSATION TABLE
                                                 LONG-TERM
                                ANNUAL           COMPENSATION
                             COMPENSATION        AWARDS
                             ------------        ------------
                                                 SECURITIES
                                                 UNDERLYING      ALL
                             SALARY   BONUS      OPTIONS       OTHER
NAME AND POSITION      YEAR   ($)      ($)         (#)        COMPENSATION
-----------------      ----  ------   -------    ------       ------------
Michael O'Connell      2001  291,058   67,500     25,000       5,100(1)
  President and        2000  261,769  125,000    150,000       5,100(1)
  Chief Executive      1999  242,423   33,000          0       4,800(1)
  Officer

John Barr, Ph.D.       2001  182,288   94,750(2)  35,000       5,100(1)
  Vice President,      2000  146,385   13,000     50,000       4,469(1)
  Research and         1999  125,142   10,000          0       3,741(1)
  Development

Jayne Lange (3)        2001  120,750   24,000     50,000       3,060(1)
  Vice President,      2000      N/A      N/A        N/A         N/A
  Business and         1999      N/A      N/A        N/A         N/A
  Development

Gordon Sangster        2001  193,542   38,500     20,000       5,100(1)
  Chief Financial      2000  182,183   65,000     50,000       5,100(1)
  Officer              1999  161,281   15,000          0       4,800(1)

---------------

(1) The stated amounts are Company matching contributions to the A.P.
Pharma
    401K Plan. In 2001, the Company made matching cash contributions equal to
    50% of each participant's contribution during the plan year up to a maximum amount equal to the lesser of 3% of each participant's annual compensation or $5,100.
(2) Dr. Barr was paid $52,500 in January 2001 as a retention bonus in accordance with a prior agreement, based on Dr. Barr's continuing employment with the Company following the sale of the Company's cosmeceutical business to RP Scherer on July 25, 2000.
(3) Ms. Lange joined the Company in May 2001 and is compensated at an annual rate of $195,000.

The following table sets forth certain information with respect to options granted during 2001 to the executive officers named in the Summary Compensation Table.

STOCK OPTION GRANTS IN 2001

                                                          POTENTIAL
REALIZABLE
                                                          VALUE AT ASSUMED
                                                          ANNUAL RATES OF
                                                          STOCK PRICE
                                                          APPRECIATION FOR
                               INDIVIDUAL GRANTS            OPTION TERM(1)
                      ----------------------------------- -----------------
---
                                   %
                                  OF
                                 TOTAL
                                 OPTIONS
                      NUMBER OF  GRANTED
                      SHARES     TO
                      UNDERLYING EMPLOYEES
                      OPTIONS    IN     EXERCISE
                       GRANTED   FISCAL PRICE   EXPIRATION
NAME                    (#)(2)   YEAR   ($/SH)   DATE      5%($)
10%($)
--------------------  ---------  ----   ------   --------  -------    -----
-
Michael O'Connell        25,000   6.8   $3.125   01/25/11   18,591
75,878
John Barr, Ph.D.         35,000   9.5   $2.000   08/21/11   44,022
111,562
Jayne Lange              50,000  13.5   $3.090   05/21/11   97,164
246,233
Gordon Sangster          20,000   5.4   $2.000   08/21/11   25,156
63,749

---------------
(1) Potential realizable value is based on an assumption that the price of the
    Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission ("SEC") and do not reflect the Company's estimate of future stock price growth.
(2) The options granted under the Company's 1992 Stock Plan typically vest over 4 years at 25% annually. Payments on exercise, including any taxes
    the Company is required to withhold, may be made in cash, by a full recourse promissory note or by tender of shares. Options are granted at
    fair market value on the date of grant.





The following table sets forth certain information with respect to the value of options held at fiscal year-end by the executive officers named in the Summary Compensation Table.  No options were exercised during 2001 by any of the named executive officers.

AGGREGATED 2001 YEAR-END OPTION VALUES

                                                   VALUE OF UNEXERCISED
                      NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS
                     OPTIONS AT 2001 YEAR-END     AT FISCAL YEAR-END (1)
                     ------------------------- --------------------------
                     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
NAME                  (#)         (#)           ($)         ($)
------------------   ----------- ------------- ----------- -------------
Michael O'Connell    388,645     136,355             0           0
John Barr, Ph.D.      62,708      72,292         2,334      25,666
Jayne Lange                0      50,000             0           0
Gordon Sangster      153,055      61,945         1,334      14,666

---------------
(1) Market value of underlying securities at fiscal year-end minus the exercise price of "in-the-money" options.



             REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors operates under a written charter adopted by the Board of Directors. The Audit Committee, on behalf of the Board of the Directors, provides general oversight of the Company's financial accounting and reporting process, including the system of internal controls. The Audit Committee also reviews and appraises the audit effort of the Company's independent accountants and provides an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors. Each of the members of the Audit Committee is independent, as defined under the listing standards of NASDAQ.

The Company's management has primary responsibility for preparing the Company's financial statements and for the Company's financial reporting process. The Company's independent auditors, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States of America.

In this context and in connection with the audited financial statements contained in the Company's 2001 Annual Report on Form 10-K, the Audit
Committee:

  reviewed the audited financial statements with the Company's management, including a discussion of the quality of the accounting principles. In addition, the Committee met with management on a quarterly basis, to review the quarterly financial statements prior to their release;

  discussed with Ernst & Young LLP, the Company's independent auditors, their judgment as to the quality of the Company's accounting principles, as well as certain matters related to the conduct of the audit, as required by Statement of Auditing Standards No. 61, Communication with Audit Committees;

  met with the independent auditors, with and without management present, to discuss the results of their audit, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting;

  reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standard Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors their independence from the Company, and concluded that the non-audit services performed by Ernst & Young LLP are compatible with maintaining their independence;

  instructed the independent auditors that the Committee expects to be advised if there are any subjects that require special attention.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the SEC, and the Board of Directors approved such inclusion. Based on the Audit Committee's recommendation, the Board has also selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002.

                                     Audit Committee
                                     Stephen Drury
                                     Toby Rosenblatt
                                     Gregory Turnbull
                                     Dennis Winger

Relationship with Independent Accountants
-----------------------------------------

As reported on Form 8-K, dated December 12, 2001, the Audit Committee of the Board of Directors authorized the termination of KPMG LLP as auditors of the Company effective December 13, 2001 and engaged Ernst & Young LLP as the Company's independent auditors to replace KPMG LLP. A representative from Ernst & Young LLP will be present at the Annual Meeting.

The reports of KPMG LLP on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 2000 and December 31, 1999, there were no disagreements with KPMG LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the matter in their report.

Prior to its termination, KPMG performed the review of the Company's quarterly consolidated financial statements for the year 2001. Ernst and Young performed the year-end audit of the Company's consolidated financial statements for the year 2001. The aggregate fees billed for 2001 for each of the following categories of services are as follows:

Review of the Company's 2001
  quarterly financial statements - KPMG                   $28,735
All other services - KPMG                                 $ 5,700
Year-end audit - Ernst and Young                          $60,000
All other services - Ernst and Young                      $20,000

"All other services" includes tax planning and review of tax returns of the Company.

          REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

The Compensation and Stock Option Committee of the Board of Directors (the "Committee") is responsible for establishing compensation policies applicable to the Company's executive officers and, pursuant to such policies, determining the compensation payable to the Company's chief executive officer and other executive officers of the Company. The Committee consists of Peter Riepenhausen, Toby Rosenblatt and Greg Turnbull, each of whom is a nonemployee director of the Company. In determining compensation policies, the Committee has access to compensation surveys for companies which compete with the Company in the recruitment and retention of senior executives as well as other executive compensation information and data. The following report relates to compensation payable to the Company's executive officers for the year ended December 31, 2001.

COMPONENTS OF COMPENSATION

There are three components of compensation payable to the Company's executive officers: base salary, equity-based incentive compensation in the form of stock options and restricted stock awards and annual incentive compensation in the form of cash bonuses.

COMPENSATION POLICIES

The Company's compensation policies for all employees, including executive officers, are designed to provide targeted compensation levels that are competitive with those of companies of similar size, with whom the Company must compete in the recruitment of senior personnel. The Committee also seeks to tie incentive cash bonuses to the achievement of pre-established performance objectives for the Company approved by the Committee and the Board of Directors, and to use equity-based compensation to promote equity-ownership in the Company at levels deemed appropriate by the Committee for executive officers and employees. The goals of the Committee are to align compensation with the Company's objectives and performance, and to enable the Company to attract, retain and reward executives and employees who contribute to the long-term success of the Company. The Company does not believe that compensation payable by it will be subject to the limitations on deductibility provided under Section 162(m) of the Internal Revenue Code.

BASE SALARIES

The salary component of executive compensation is based on the executive's level of responsibility for meeting the Company's objectives and performance, and comparison to similar positions in the Company and comparable companies. Base salaries for executive officers are reviewed and adjusted annually based on information regarding competitive salaries, including salary survey data provided by third parties. Individual increases are established by the Committee (taking into account recommendations of the chief executive officer concerning the overall effectiveness of each executive).

CASH BONUSES

Cash bonuses for executive officers are determined under the Company's new bonus plan based on management by objectives ("MBO"). The MBO plan, adopted by the Committee in January 2001, establishes annual corporate goals and a target bonus for all employees, including for each executive officer, which is a percentage of base salary. The percentage of the target bonus that is paid to each officer is dependent upon the percentage achievement of corporate goals. Achievement of corporate goals is determined at the end of the year and related bonuses are paid in the subsequent year. Bonuses earned by the executive officers for achieving a percentage of the 2001 corporate goals were paid in February 2002.

EQUITY AWARDS

The Company's compensation policies recognize the importance of stock ownership by senior executives and equity-based incentive compensation is an integral part of each executive's compensation. The Committee believes that the opportunity for stock appreciation through stock options which vest over time promotes the relationship between long-term interests of executive officers and stockholders. The size of specific options grants takes into account the executive officer's salary, number of options previously granted, as well as shares of Common Stock held, and the contributions to the Company's success.

In 1998, the Company's 1992 Stock Plan was amended to also permit the awards of restricted stock. No restricted stock awards were granted to executive officers in 2001.

COMPENSATION PAYABLE TO CHIEF EXECUTIVE OFFICER

The 2001 salary for Mr. O'Connell, the Company's president and chief executive officer, was determined principally by evaluating his performance in his leadership role in the Company and his contributions in executing the strategic and operating plan of the Company and taking into consideration competitive compensation levels for comparable companies. The Compensation Committee and Board of Directors increased his base salary of $285,000 to $300,000 effective September 1, 2001. In 2001, the Compensation Committee and Board of Directors approved the grant to Mr. O'Connell of stock options to acquire an aggregate of 25,000 shares of Common Stock. As of March 25, 2002, Mr. O'Connell held presently exercisable stock options to purchase 407,083 shares and, including options, beneficially owns as of that date 440,389 shares of the Company's Common Stock.

                                    Compensation and Stock Option Committee
                                    Peter Riepenhausen
                                    Toby Rosenblatt
                                    Gregory Turnbull

                     PERFORMANCE GRAPH

The rules of the SEC require APP to include in this Proxy Statement a line graph presentation comparing cumulative five year stockholder returns, on a dividend reinvested basis, with a broad based equity index and a published industry index. The Company selected the S&P 500 Stock Index and Russell 2000 for purposes of the comparison which appears below. The graph assumes that $100 was invested in APP stock and each index on December 31, 1996, with all dividends reinvested. Past stock performance is not necessarily indicative of future results.


                              12/96  12/97  12/98  12/99  12/00  12/01
                              -----  -----  -----  ------ -----  -----
A.P. PHARMA, INC.           . 100     86     70     45     31     36
S&P 500                       100    133    171    208    189    166
RUSSELL 2000                  100    122    119    145    140    143

                           CERTAIN TRANSACTIONS

In 2000, the Company approved a Retention Incentive Plan ("Retention Plan") for Mr. O'Connell. The purpose of the Retention Plan was to encourage Mr. O'Connell to continue his employment with the Company, enhance his ability to perform effectively and provide the Company with the benefit of his continued service. Under the Retention Plan, the Company entered into a retention agreement with Mr. O'Connell providing that he will be eligible for certain benefits if his employment is terminated under specified circumstances. If Mr. O'Connell's full-time employment with the Company is terminated by the Company (other than for cause) or by the executive for good reason (due to material reduction in the executive's authority or responsibility, base salary or other compensation or employee benefits), he will be retained as a part-time employee for a period ranging from a minimum of 12 months to a maximum of 24 months (the "Retention Period"). During the Retention Period, Mr. O'Connell will receive continuation of salary, payable one-half in a lump sum following termination of full-time employment and the remainder ratable over the Retention Period and an annual bonus equal to the bonus paid during the immediately preceding 12-month period.

Under the terms of the Company's agreement with Dr. Goddard in the year 2000, he received a stock option grant to acquire 75,000 shares of the Company's Common Stock. Twenty-five percent of the options vested at the end of twelve months and the balance vest in equal monthly installments for the next 36 months. The agreement provided that Dr. Goddard would receive additional option grants each year of 20,000 shares while he serves as chairman. In addition, he receives compensation of $100,000 per year.

In 2001, the agreement with Dr. Goddard was amended to increase his involvement in the Company's activities. As compensation for his increased involvement, he received a restricted stock award in October 2001 of 35,000 shares of the Company's Common Stock which vested in March 2002, and a stock option grant to acquire 70,000 shares of the Company's Common Stock. The options will vest monthly over a period of two years beginning in April 2002. Additionally, Dr. Goddard's cash compensation was increased to $150,000 per year beginning April 1, 2002.

During 2001, no consulting fees were paid to directors.

                       PROPOSAL TWO--APPROVAL OF ADOPTION OF
                       A.P. PHARMA 2002 EQUITY INCENTIVE PLAN

The Company's 1992 Stock Option Plan expired on March 24, 2002. This plan was intended to strengthen the Company by providing added incentive to officers, directors, and consultants for high levels of performance. As of March 24, 2002, directors, officers, employees and consultants held unexercised options covering 3,325,792 shares of Common Stock with an average exercise price of $5.33, of which options covering 722,683 shares are due to expire by July 2002.

The board believes that it is in the best interest of the Company to approve the adoption of the 2002 Equity Incentive Plan (the "2002 Plan"). Subject to shareholder approval, under the terms and conditions of the 2002 Plan, an aggregate of 500,000 shares of Common Stock will be reserved for issuance thereunder. The 2002 Plan authorizes the Company to grant options and restricted stock (collectively, "awards") to eligible employees, directors and consultants. The following description of the 2002 Plan is a summary and is qualified by reference to the complete text of the 2002 Plan.

Summary Description of the 2002 Plan
------------------------------------

The 2002 Plan is intended to strengthen the Company by allowing selected employees, directors and consultants to participate in the Company's future growth and success by granting them stock options in order to retain, attract and motivate them. The Board has ultimate responsibility for administering the 2002 Plan, but will delegate this authority to a committee of the board or executives of the Company (the "Committee"), subject to certain limitations. The Committee will have broad discretion to determine the amount and type of awards and terms and conditions of the awards. Individual grants will generally be based on a person's present and potential contribution to the Company.

As of March 29, 2002, the Company had approximately 38 employees and 6 non-employee directors who would be eligible to participate in the 2002 Plan. The grant of awards is based upon a determination made by the Committee after a consideration of various factors. The Company currently cannot determine the nature and amount of any awards that will be granted in the future to any eligible individual or group of individuals, although the Board currently expects each year to grant stock options for 10,000 shares of Common Stock to each nonemployee director. In addition, the maximum number of shares that can be granted under the 2002 Plan during any calendar year to any single optionee is 250,000. The Company believes that with this limitation and other provisions of the 2002 Plan, options and stock awards granted under the 2002 Plan will generate "qualified performance-based compensation" within the meaning of section 162(m) of the Internal Revenue Code and will therefore not be subject to the $1,000,000 cap on deductibility for federal income tax purposes of certain compensation payments in excess of $1,000,000. See "Federal Income Tax Consequence of Awards and Exercises under the 2002 Plan" below.

Awards may be granted in the form of options and restricted stock. Any award may be granted either alone or in addition to other awards granted under the 2002 Plan. The 2002 Plan will expire in 2012, but options outstanding under the 2002 Plan may extend beyond that date.

Options
-------

Stock options granted under the 2002 Plan may be incentive stock options under
Section 422 of the Internal Revenue Code ("ISOs") or non-qualified stock options ("NQOs"). The exercise price of ISOs may not be less than the fair market value of the shares subject to the option on the date of grant. The term of any ISO or NQO granted under the plan may not exceed 10 years.
Certain other limitations are also applicable to ISOs in order to take advantage of the favorable tax treatment that may be available for ISOs. The consideration payable upon exercise of an option may be paid in cash, shares of stock, or by promissory note as authorized by the Committee.

Restricted Stock
----------------

Restricted stock awards consist of non-transferable shares of Common Stock. The restrictions on transfer can lapse based on service, performance or other criteria determined by the Committee, which may not be waived or accelerated except in the event of a change of control or a fundamental transaction such as a merger in which the Company is not the survivor. The lapse of restrictions on restricted stock awards cannot be less than three years or more than ten years. The purchase price of the restricted stock must be at least par value of the Common Stock and may be paid in cash, shares of stock, or by promissory note as authorized by the Committee.

General
-------

The consideration payable for, upon exercise of, or for tax payable in connection with, an award may be paid in cash, by promissory note of the participant, or by delivery of other property, including securities of the Company, as authorized by the Committee. The Company generally will not receive any consideration upon the grant of any awards. Awards generally may be exercised at any time within three months after a participant's employment by, or consulting relationship with, the Company terminates (but, only to the extent exercisable or payable at the time of termination). If termination is due to the participant's death, retirement or disability, the award may be exercised for one year thereafter. Shares issued under an award may be subject to a right of repurchase by the Company. Except as specifically provided in an award agreement, no award is assignable or otherwise transferable by a participant other than by will or by the laws of descent and distribution.

The Board may amend, alter or discontinue the 2002 Plan or any award at any time, but, except under limited circumstances, the consent of a participant is required if the participant's rights under an outstanding award would be impaired. In addition, to the extent required for the 2002 Plan to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934 or, with respect to provisions solely as they relate to ISOs, to the extent required for the 2002 Plan to comply with Section 422 of the Internal Revenue Code, the stockholders of the Company must approve any amendment, alteration or discontinuance of the 2002 Plan that would: (i) increase the total number of shares reserved under the 2002 Plan; (ii) change the class of participants eligible to participate in the 2002 Plan; or (iii) materially increase the benefits accruing to participants under the 2002 Plan.

In the event of a "change in control" of the Company, as defined in the 2002 Plan, the Board may, subject to certain limitations, accelerate the vesting provisions of awards or may cash out the awards. A "change in control" is defined to include the acquisition by a group of 30% or more of the total combined voting power or value of the Company; as a result of a contested election of Company Directors, the persons who were Company Directors immediately before the election cease to constitute a majority of the board; or a merger, consolidation or reorganization or other change in ownership of the Company's assets or stock in which the beneficial stockholders of the Company immediately before the transaction beneficially own securities representing 50% or less of the total combined voting power or value of the Company immediately after the transaction.

Federal Income Tax Consequences of Option Awards and Exercises Under the 2002
-----------------------------------------------------------------------------
Plan
----

The following is a general summary of the typical federal income tax consequences of the issuance and exercise of options or awards of restricted stock under the 2002 Plan. It does not describe state or other tax consequences of the issuance and exercise of options or of grant of restricted stock.

Options
-------

The grant of an ISO has no federal income tax effect on the optionee. Upon exercise the optionee does not recognize income for "regular" tax purposes. However, the excess of the fair market value of the stock subject to an option over the exercise price of such option (the "option spread") is includible in the optionee's "alternative minimum taxable income" for purposes of the alternative minimum tax. If the optionee does not dispose of the stock acquired upon exercise of an ISO until more than two years after the option grant date and more than one year after exercise of the option, any gain upon sale of the shares will be a long-term capital gain. If shares are sold or otherwise disposed of before both of these periods have expired (a "disqualifying disposition"), the option spread at the time of exercise of the option (but not more than the amount of the gain on the sale or other disposition) is ordinary income in the year of such sale or other disposition. If gain on a disqualifying disposition exceeds the amount treated as ordinary income, the excess is taxable as capital gain (which will be long-term capital gain if the shares have been held more than one year after the date of exercise of the option). The Company is not entitled to a federal income tax deduction in connection with ISOs, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition.

The grant of a NQO has no federal income tax effect on the optionee. Upon the exercise of a NQO, the optionee has taxable ordinary income (and the Company is currently entitled to a corresponding deduction) equal to the option spread on the date of exercise. Upon the disposition of stock acquired upon exercise of a NQO, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long such stock was held, and based on the fair market value of the stock on date of exercise.

In the case of both ISOs and NQOs, special federal income tax rules apply if Company Common Stock is used to pay all or part of the option price. Special rules may also apply when a transferable option is transferred.

Stock Grants
------------

Upon receipt of an award of restricted stock, a recipient generally has taxable income in the amount of the excess of the then fair market value of the Common Stock over any consideration paid for the Common Stock (the "spread"). However, if the Common Stock is subject to a "substantial risk of forfeiture" (such as a requirement that the recipient continue in the employ of the Company) and the recipient does not make an election under section 83(b) of the Internal Revenue Code, the recipient will have taxable income upon the lapse of the risk of forfeiture, rather than at receipt, in an amount equal to the spread on the date of lapse. The taxable income in the case of an employee constitutes supplemental wages subject to income and employment tax withholding, and the Company receives a corresponding income tax deduction. If the recipient makes an election under section 83(b) of the Internal Revenue Code, the stock received by the recipient is valued as of the date of receipt (without taking the restrictions into account) and the recipient has taxable income equal to any excess of that value over the amount he or she paid for the stock. The Company would again have a deduction equal to the income to the recipient. The consequences upon sale or disposition of the shares awarded or sold generally are the same as for Common Stock acquired under an NQO (see above).

Limitation on Deduction of Certain Compensation
-----------------------------------------------

Compensation of over $1,000,000 paid in any year to one of the top five officers of a publicly-held corporation is not deductible for tax purposes unless the grant of the compensation meets the Internal Revenue Code's definition of "performance-based" compensation. The Company will generally attempt to ensure that any awards under the 2002 Plan meet these standards, but may not be able do so in every instance.

The following table shows the number of shares covered by options awarded to the executive officers and the identified groups in fiscal 2001. Unless otherwise noted, each option has an exercise price equal to the fair market value of one share of Common Stock on the date of grant.

Executive Officers Compensation for 2001
New Plan Benefits

Name and Position                                  Number of Shares
-----------------                                  ----------------
Michael O'Connell
President and Chief Executive Officer                      25,000
John Barr, Ph.D.
Vice President, Research and Development                   35,000
Jayne Lange
Vice President, Business Development                       50,000
Gordon Sangster
Chief Financial Officer                                    20,000
All executive officers as a group                         130,000
All directors who are not executive
  officers as a group                                     175,000
All employees and consultants (other
  than executive officers) as a group                     197,000

Stockholders are being asked to approve the adoption of the 2002 Plan. The affirmative vote of the holders of a majority of the shares of the Common Stock of the Company represented and voting at the Annual Meeting is required to adopt the 2002 Plan.

THE BOARD RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE A.P. PHARMA 2002 EQUITY INCENTIVE PLAN.

                    INDEPENDENT PUBLIC ACCOUNTANTS

The Board has selected Ernst & Young LLP ("E&Y") as independent public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2002. A representative of E&Y will be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so. The representative of E&Y also will be available to respond to questions raised during the meeting.

                            FINANCIAL STATEMENTS

The Company's annual report to stockholders for the fiscal year ended December 31, 2001, containing audited consolidated balance sheets as of the end of each of the past two fiscal years and audited consolidated statements of operations, shareholders' equity and cash flows for each of the last three fiscal years, is being mailed with this proxy statement to stockholders entitled to notice of the Annual Meeting.

                SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

Under the applicable rules of the Securities and Exchange Commission, a stockholder who wishes to submit a proposal for inclusion in the Proxy Statement of the Board of Directors for the annual meeting of stockholders to be held in the spring of 2003 must submit such proposal in writing to the Secretary of the Company at the Company's principal executive offices no later than December 17, 2002. The applicable rules of the SEC impose certain limitations on the content of proposals and also contain certain eligibility and other requirements (including the requirement that the proponent must have continuously held at least $2,000 in market value or 1% of the Company's Common Stock for at least one year before the proposal is submitted).

                                 OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to bring any other business before the Annual Meeting, and so far as is known to the Board, no other matters will be presented to the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, it is intended that proxies in the form enclosed with this Proxy Statement will be voted on such matter in accordance with the judgment of the person or persons voting such proxies, unless the proxy otherwise provides.

                                           BY ORDER OF THE BOARD OF DIRECTORS,

                                           Julian N. Stern, Secretary

Redwood City, California
April 17, 2002

         You Are Cordially Invited To Attend The Meeting In Person.

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